MUTUAL RESCISSION AGREEMENT AND GENERAL RELEASE

This Mutual Rescission Agreement and General Release (“Rescission Agreement”) is entered into as of June 1, 2010 (“Effective Date”) by and between BRAZIL GOLD CORP., a Nevada corporation (“BRZG”), and RUSHEEN HANDELS AG, a Swiss corporation (“RH”).  The parties to this Rescission Agreement are sometimes individually referred to herein as a “Party” or collectively, as the “Parties.”

RECITALS

A.
On or about the 19th day of May, 2010, the Parties entered into an Acquisition Agreement (the “Acquisition”) in which RH agreed to sell, and BRZG agreed to purchase, 1,980,000 units (99% of all of the issued and outstanding ownership units (the “Units”)) in Amazonia Capital e Participacoes Ltda., a Brazilian corporation (“Amazonia) in consideration for 44 million treasury shares of BRZG’s common stock (“BRZG Purchase Shares”);

B.	At the time of the Acquisition, the Units of Amazonia were owned by RH;

C.	The Parties desire to rescind the Acquisition (the “Rescission”);

D.
The Parties desire to settle and resolve all potential claims, legal actions, judgments, disputes, claims, causes of action, and appeals against each other, known or unknown, by entering into this Rescission Agreement; and

E.
The Parties desire that this Rescission Agreement lawfully:  (i) rescind the various business relationships between the Parties created by the Acquisition; (ii) rescind all agreements linking the Parties together; (iii) provide for an orderly and amicable separation of the Parties; and (iv) compromise and settle all disputes between the Parties.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Rescission of Acquisition.  The Parties hereby rescind all agreements constituting and comprising the Acquisition entered into on or about May 19, 2010, between BRZG and RH.  This termination includes, but is not limited to, the following transactions and related documents (collectively the “Acquisition Documents”):

1.1 The Acquisition Agreement (the “Acquisition Agreement”) by and between BRZG and RH, dated on or about May 19, 2010, as amended by the Amendment to the Acquisition Agreement dated on or about May 25, 2010;

1.2 The Certificate of Transfer of Ownership Units of Amazonia Capital e Participacoes Ltda (the “Certificate of Transfer”), dated on or about June 1, 2010; and

1.3 All other agreements and documents by and between BRZG and RH entered into on or about May 19, 2010, and thereafter.

2. Effectuation of the Rescission.  The Rescission is hereby effectuated through the following steps:

2.1 First, all of the right, title, and interest in and to the 1,980,000 Units of Amazonia held by BRZG is hereby transferred to RH.  As a result, RH owns 99% of the issued and outstanding Ownership Units of Amazonia.

2.2 Second, the 44 million shares of common stock of BRZG (“BRZG Purchase Shares”) held by those ten shareholders that became BRZG shareholders in connection with or after the Acquisition (as set forth on the attached Exhibit A, the “Shareholders”) is hereby cancelled.  The foregoing cancellations will be effectuated by Shareholders returning the share certificates to BRZG.  The share certificates will be delivered to BRZG’s transfer agent with the instructions to cancel all such shares.

2.3 Third, John Young and Emil Malak will resign all positions held with BRZG.

3. Mutual Releases.

3.1 RH General Release.  RH and any and all of their agents, personal representatives, successors, or assigns, as applicable (the “RH Parties”) do hereby globally, immediately and forever release, remise, acquit, satisfy and discharge BRZG and any and all of their affiliates, subsidiaries, officers, directors, attorneys, agents, employees, personal representatives, successors, or assigns, as applicable (the “BRZG Parties”), from any and all manner of claims, benefits, rights, sums of money, causes of action, suits, debts, obligations, losses, expenses, liabilities, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, of whatever nature or kind, known or unknown, which the RH Parties ever had, now have, or may have, against the BRZG Parties for, upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any rights with respect to the Acquisition, from the beginning of the world to the day of execution of this Agreement, with the exception of the rights and obligations of the Parties under this Agreement.

3.2 BRZG Release.  The BRZG Parties do hereby globally, immediately and forever release, remise, acquit, satisfy and discharge the RH Parties, from any and all manner of claims, benefits, rights, sums of money, causes of action, suits, debts, obligations, losses, expenses, liabilities, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, of whatever nature or kind, known or unknown, which the BRZG Parties ever had, now have, or may have, against the RH Parties for, upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any rights with respect to the Acquisition, from the beginning of the world to the day of execution of this Agreement, with the exception of the rights and obligations of the Parties under this Agreement.

4. Representations and Warranties by RH.  RH represents, warrants and covenants to BRZG as follows:

4.1 RH has the full power and authority to execute, deliver and perform this Rescission Agreement and the documents related thereto;

4.2 This Rescission Agreement and the documents to be executed and delivered by RH constitute the legal, valid and binding obligations of said parties, enforceable against said parties, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law;

4.3 The execution and delivery by RH of this Rescission Agreement and the documents, and the fulfillment of and compliance with the respective terms by said parties does not and will not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default or event of default under, (iii) give any third party the right to accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval exemption or other action by or notice to any court or governmental authority pursuant to, the articles of incorporation or any regulation, order or contract to which the said parties are subject;

4.4 RH has not employed any broker, finder, advisor, consultant or other intermediary in connection with this Rescission Agreement or documents, or any other transaction contemplated hereby who is or might be entitled to any fee, commission or other compensation from BRZG upon or as a result of the execution of this Rescission Agreement or documents, or the consummation of the transactions contemplated hereby; and

4.5 RH is not aware of any pending or threatened claims which would affect said party’s ability to perform under this Rescission Agreement.

5. Representations and Warranties by BRZG.  BRZG represents and warrants to RH as follows:

5.1 BRZG has the full power and authority to execute, deliver and perform this Rescission Agreement and the documents related;

5.2 This Rescission Agreement and the documents to be executed and delivered by BRZG have been duly approved by all requisite action of said parties and they have full power and authority to execute, deliver and perform this Rescission Agreement, together with all of the documents to be executed and delivered by them;

5.3 This Rescission Agreement and the documents to be executed and delivered by BRZG constitutes the legal, valid and binding obligations of said parties, enforceable against said parties, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law;

5.4 The execution and delivery by BRZG of this Rescission Agreement and the documents and the fulfillment of and compliance with the respective terms by said parties does not and will not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default or event of default under, (iii) give any third party the right to accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval exemption or other action by or notice to any court or governmental authority pursuant to, any regulation, order or contract to which said parties are subject; and

5.5 BRZG has not employed any broker, finder, advisor, consultant or other intermediary in connection with this Rescission Agreement, the documents, or the transaction contemplated hereby who is or might be entitled to any fee, commission or other compensation from RH, upon or as a result of the execution of this Rescission Agreement, the documents, or the consummation of the transactions contemplated hereby.

6. No Admission of Liability; Covenant Not to Sue.

6.1 The releases set forth in Section 3 above (the “General Releases”) are accepted by the Parties hereto as compromises of disputed claims and comprise part of the transactions contemplated herein, and shall not be construed as an admission of liability on the part of any of the Parties thereto.

6.2 Each of the Parties hereto agrees that none of them, nor any of their respective agents, employees, personal or legal representatives, successors or permitted assigns will bring, commence, institute, maintain or prosecute any action at law or proceeding in equity, or any legal proceeding whatsoever, or any claim for relief or damages, against any of the other Parties hereto which is based in whole or in part on any of the matters or claims released under the General Releases. The Parties hereto agree that the releases contained in the General Releases may be pleaded as a full and complete defense, and may be used as a basis for an injunction against, any action or suit or other proceeding that may be commenced, instituted, prosecuted or attempted by any of the other Parties hereto or any of their personal or legal representatives, employees, agents, officers, directors, successors or permitted assigns, in breach of any of the provisions set forth in this Rescission Agreement. The Parties hereto further agree that none of them will, at any time, take any action of any nature whatsoever to (i) obtain a determination that this Rescission Agreement, or the transactions contemplated hereby, are unlawful, illegal or against public policy, (ii) challenge the validity or enforceability of the Rescission Agreement or the transactions contemplated hereby, (iii) or that any of the arrangements set forth in the Rescission Agreement, or any of the transactions contemplated hereby, are unlawful in any other manner whatsoever.

7. Mutual Representation and Warranties by the Parties.

7.1 All of the representations, warranties, covenants, and agreements contained in this Rescission Agreement are material and have been relied upon by each of the Parties hereto and shall survive the closing of the Rescission for their applicable statute of limitations. The representations and warranties contained herein shall not be affected by any investigation, verification or examination by any Party hereto or by anyone on behalf of such Party;

7.2 Each Party hereto acknowledges that he or it has had a full and fair opportunity to review this Rescission Agreement, understands all of its terms and provisions, and has consulted with an attorney of his or its choice before executing this Rescission Agreement. Each Party also acknowledges that no promises or inducements have been offered or given to him or it to persuade him or it to execute this Rescission Agreement, other than that consideration herein recited; that such Party is not relying on any representations or statements by any other Party in connection with this Rescission Agreement, other than representations and statements contained herein or instruments executed or delivered pursuant to this Rescission Agreement; and that this Rescission Agreement, together with instruments executed or delivered pursuant to this Rescission Agreement, is intended as a full accord and satisfaction of bona fide dispute concerning the relationship between the Parties; and

7.3 Each Party and his or its attorneys have made various statements and representations to the other Parties and his or its attorneys during negotiations leading to this Rescission Agreement. Nevertheless, each Party specifically does not rely upon any statement, representation, legal opinion, or promise of any other Party or his or its counsel in executing this Rescission Agreement or in making the settlement provided for herein, except as expressly stated in this Rescission Agreement. The representations and releases contained in this Rescission Agreement will survive the consummation of the transactions contemplated by this Rescission Agreement.

8. Confidentiality. No Party will disclose or use the terms of this Rescission Agreement or the documents, other than the fact of settlement, to anyone other than such Party's attorneys, members, managers, shareholders, lenders, or accountants, in connection with arbitration/ litigation to enforce this Rescission Agreement, or as otherwise required by law or as deemed appropriate by BRZG’s legal counsel in connection with securities and other laws. Further, the Parties agree that if any breach of this Section occurs, irreparable harm not fully compensable by damages will occur. For that reason, in the event of any breach of this Section, the nonbreaching Party will be entitled to injunctive relief; as well as damages. Notwithstanding the arbitration provision of this Rescission Agreement, either Party may seek injunctive relief in any court having jurisdiction to enforce this Section.

9. Nondisparagement. From and after the date of this Rescission Agreement, each Party will refrain from making any disparaging statements, communications or comments about another Party to this Rescission Agreement, and from in any way interfering with their existing or prospective business relationships.

10. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without obtaining the prior approval of the other Parties, unless otherwise required by law.

11. General Provisions.

11.1 Notices. All notices, requests, demands, claims, and other communications under this Rescission Agreement must be in writing. Any notice, request, demand, claim, or other communication under this Rescission Agreement will be deemed duly given only if it is sent by registered, certified, or express mail, return receipt requested, postage prepaid, and must be addressed to the intended recipient as follows:

If to BRZG at:                                                                                     Brazil Gold Corp.
800 Bellevue Way NE #400
Bellevue, WA 98004
USA
Attention:  Lisa Boksenbaum

If to RH, at:                                                                                     Rusheen Handels AC
Churerstrasse 106
CH-8808 Pfaeffikon
Switzerland

With a copy to:                                                                                     Joanne McClusky
Barrister and Solicitor
810-675 W. Hastings Street
Vancouver, BC V6B 1N2
Canada
Facsimile: 604-684-2349

Notices will be deemed given and received upon confirmation of receipt if sent by facsimile, the one day after pick-up if sent by reputable overnight courier, next day delivery service, or three (3) days after mailing if sent by certified or registered mail, or when delivered by express mail. Any Party may change the address to which notices, requests, demands, claims and other communications under this Rescission Agreement are to be delivered by giving the other Parties notice in the manner set forth above;

11.2 Final Agreement. This Rescission Agreement and the related documents, constitute a single, integrated, written contract expressing the entire agreement of the Parties relative to this matter. No covenants, agreements, representations or warranties of any kind whatsoever have been made by any Party, except as specifically set forth herein and therein. All prior discussions and negotiations have been and are merged and integrated into and are superseded by, said documents;

11.3 Governing Law; Venue; Jurisdiction. This Rescission Agreement will be governed and construed in accordance with the laws of the State of Washington, without giving effect to choice of law principles.  Any proceeding arising out of or relating to this Rescission Agreement must be brought in the United States or State of Washington courts sitting in King County, Washington, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Rescission Agreement in any other court. The Parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in the first sentence of this section may be served on any Party anywhere in the world.

11.4 Amendments in Writing. Any amendments to this Rescission Agreement must be in writing and signed by or on behalf of all Parties to the Rescission Agreement;

11.5 Enforceability; Waiver. Should any provision of this Rescission Agreement be found legally unconscionable, objectionable, or otherwise unenforceable, all other provisions of this Rescission Agreement will remain in full force and effect. No delay or omission on the part of any Party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Rescission Agreement;

11.6 No Assignment of Any Rights or Claims. The Parties to this Rescission Agreement warrant that they have not assigned the claims released herein, that they will not assign the claims, and that they have the full right to execute this Rescission Agreement;

11.7 Survival. The warranties, representations, covenants and agreements contained in this Rescission Agreement will survive the closing of the transactions described herein indefinitely;

11.8 Section Headings. The section headings appearing in this Rescission Agreement have been inserted for the purpose of convenience and ready reference. They do not purport to, and should not be deemed to define, limit, or extend the scope or intent of any section;

11.9 Cooperation in Drafting. Each Party has cooperated in the drafting and preparation of this Rescission Agreement. Hence, in any litigation concerning this Rescission Agreement, the same will not be construed against any Party;

11.10 Expenses. All expenses in connection with the preparation of this Rescission Agreement and documents, including, without limitation, counsel fees, accounting fees and disbursements, shall be borne by the respective Parties incurring such expense, whether or not such transactions are consummated;

11.11 Execution in Counterparts and by Facsimile. This Rescission Agreement, documents, and either ancillary documents may be signed in counterparts and facsimile copies, each of which may be delivered by telecopy or other electronic means as agreed to by the Parties, but will not be effective until all Parties have signed at least one counterpart;

11.12 Time is of the Essence. Time is of the essence with regard to all terms and provisions set forth in this Agreement;

11.13 No Third Party Beneficiaries. This Rescission Agreement shall not confer any rights or remedies under or by reason of this Rescission Agreement to or for the benefit of any person other than the Parties to this Rescission Agreement and their respective successors and assigns (including the heirs, beneficiaries or legal representatives of the Parties), nor shall this Rescission Agreement relieve or discharge the obligation or liability of any third persons to any Party. This Rescission Agreement shall not give any third persons any right of subrogation or action against any Party to this Rescission Agreement; and

11.14 Execution by Facsimile. This Rescission Agreement may be executed by facsimile, and, upon such execution, shall have the same force and effect as an original;

This Rescission Agreement is hereby made as of the Effective Date.

BRAZIL GOLD CORP.,
a Nevada corporation

By:       /s/ Thomas E. Sawyer
Name:  Thomas E. Sawyer
Title:  Chief Executive Officer

RUSHEEN HANDELS AG
a Swiss corporation

By:        /s/ John Young
Name:  John Young
Title:  Authorized Signatory

EXHIBIT A

SHAREHOLDERS

Rusheen Handels AG	10,780,000 Shares
Thorne Limited	7,920,000 Shares
John Young	3,750,000 Shares
Osler Capital Partners S.A.	3,750,000 Shares
Velania Treuhand AG	200,000 Shares
Bluewater Financial Ltd.	3,750,000 Shares
Dartmore International Inc.	3,750,000 Shares
Executor Capital Inc.	3,750,000 Shares
Northlake Equities Inc.	3,750,000 Shares
Seacrest Ventures Ltd.	2,600,000 Shares